                                                                   Exhibit(4)(a)

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
                 A STOCK COMPANY         LOS ANGELES, CALIFORNIA

CONTRACT  NUMBER  P9999999999

OWNER       JOHN DOE

                     EXECUTIVE OFFICE          ANNUITY SERVICE CENTER
               733 THIRD AVENUE, 4th FLOOR          PO BOX 54299
                    NEW YORK, NY 10017       LOS ANGELES, CA 90054-0299

FIRST SUNAMERICA LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "First SunAmerica") agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application or confirmation thereof and Purchase Payments We received.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE VARIABLE PORTFOLIOS YOU CHOOSE.

THE SEPARATE ACCOUNT CHARGE IS CHARGED AGAINST THE ASSETS OF THE SEPARATE ACCOUNT. THIS CHARGE INCLUDES FEES FOR MORTALITY AND EXPENSE RISK AND THE DISTRIBUTION EXPENSE. ON AN ANNUALIZED BASIS THE CHARGE EQUALS 0.85%. THESE CHARGES ARE ASSESSED, ON A SIMPLE INTEREST BASIS, AS A PERCENTAGE OF THE AVERAGE DAILY ENDING VALUE OF THE ASSETS ATTRIBUTABLE TO THE ACCUMULATION UNITS OF THE VARIABLE PORTFOLIOS TO WHICH YOUR CONTRACT VALUE IS ALLOCATED. THE DAILY CHARGE IS 1/365TH OF THE ANNUALIZED CHARGE. THUS, THE SMALLEST ANNUAL EFFECTIVE RATE OF THE INVESTMENT RETURN THAT WOULD HAVE TO BE EARNED ON ASSETS OF THE SEPARATE ACCOUNT SO THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS WILL NOT DECREASE IS 4.39%, COMPOUNDED DAILY. THE CONTRACT'S RATE OF RETURN IS BASED ON COMPOUND INTEREST.

THE FIXED ACCOUNT OPTIONS, DOLLAR COST AVERAGING PROGRAM OR ONE OR MORE FIXED ACCOUNT GUARANTEE PERIODS MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK WITH YOUR REGISTERED REPRESENTATIVE FOR AVAILABILITY OF THESE OPTIONS.

RIGHT TO EXAMINE - IF, WITHIN 10 DAYS OF RECEIPT OF THIS CONTACT (60 DAYS IF THE CONTRACT REPLACES ANY OTHER LIFE INSURANCE AND ANNUITY CONTRACT(s)) YOU ARE NOT SATISFIED WITH IT YOU MAY RETURN THIS CONTRACT TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CONTRACT WAS PURCHASED. THE COMPANY WILL REFUND THE GROSS PURCHASE PAYMENT OR THE CONTRACT VALUE, INCLUDING ANY SALES CHARGE, WHICHEVER IS GREATER CALCULATED AS OF THE BUSINESS DAY DURING WHICH WE RECEIVE THE CONTRACT. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.

For Individual Retirement Annuities, or if a refund of the Gross Purchase Payment(s) is otherwise required, We reserve the right to allocate Your Purchase Payment(s) to the Cash Management Portfolio until the end of the Right To Examine period. Thereafter, allocations will be made as selected by You on Your Application.

With 30 days advance notice, we may cease offering Fixed Account Guarantee Period Options and/or Dollar Cost Averaging Options if market conditions are such that we are not able to credit the Minimum Guarantee Rate shown on the Contract Data Page.

                 THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

                               /s/ Jay S. Wintrob
                             -----------------------
                                 Jay S. Wintrob
                                    President

                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT
                                Nonparticipating

                                TABLE OF CONTENTS

CONTRACT DATA PAGE......................................................PAGE 3

DEFINITIONS.............................................................PAGE 4

PURCHASE PAYMENT PROVISIONS.............................................PAGE 7

ACCUMULATION PROVISIONS.................................................PAGE 8

CHARGES AND DEDUCTIONS..................................................PAGE 9

TRANSFER PROVISIONS.....................................................PAGE 9

WITHDRAWAL PROVISIONS..................................................PAGE 10

DEATH PROVISIONS.......................................................PAGE 11

ANNUITY PROVISIONS.....................................................PAGE 12

GENERAL PROVISIONS.....................................................PAGE 14

ANNUITY PAYMENT OPTIONS ...............................................PAGE 17

FIXED ANNUITY PAYMENT OPTIONS TABLE....................................PAGE 18

VARIABLE ANNUITY PAYMENT OPTIONS TABLE.................................PAGE 21

                               CONTRACT DATA PAGE

CONTRACT NUMBER:                           ANNUITY SERVICE CENTER:
      [P9999999999]                        P. O. BOX 54299
                                           LOS ANGELES, CA 90054-0299

OWNER:                                     AGE AT ISSUE:   [35]
      [JOHN DOE]
                                           INITIAL GROSS PURCHASE PAYMENT:

                                           [$10,000.00]

ANNUITANT:
      [JOHN DOE]                           CONTRACT DATE:   [December 1, 2005]

SPECIFIED ANNUITY DATE:                    CURRENT INTEREST RATE FOR FIXED ACCOUNT
      [December 1, 2051]                   OPTIONS:
                                                 1 Year Guarantee Period: [1.00%]
LATEST ANNUITY DATE:                             6-Month DCA Account: [1.00%]
      [December 1, 2060]                         12-Month DCA Account: [1.00%]

BENEFICIARY:                               MINIMUM GUARANTEE RATE FOR FIXED ACCOUNT
      As named by You                      OPTIONS:    [1.0% - 3.0%]

SEPARATE ACCOUNT:                          With 30 days advance notice, we may cease offering
[FS VARIABLE SEPARATE ACCOUNT]             the Fixed Account Options, Fixed  Account Guarantee
                                           Period Options and/or Dollar Cost Averaging Account
SEPARATE ACCOUNT CHARGE: [0.85%]           Options if market conditions are such that we are not
                                           able to credit the Minimum Guarantee Rate shown on
TRANSFER FEE:                              this page.
      Current: [$25.00]. Maximum: $25.00
      Waived for systematic transfers      ANNUAL CONTRACT MAINTENANCE FEE:
      (i.e. DCA)and for the first 15             Current:   [$30.00]   Maximum: $50.00
      transfers in any Contract Year.

OPTIONAL BENEFITS ELECTED:                       OPTIONAL ELECTION CHARGES:

      Maximum Anniversary Value                                0.00%
      GMWB                                                     0.00%

                              SALES CHARGE SCHEDULE

      TOTAL AMOUNT OF OWNER'S   MAXIMUM SALES CHARGE
        INVESTMENT RECEIVED        AS A PERCENTAGE
                                  OF GROSS PURCHASE
                                       PAYMENT
        [Less than $50,000]            [5.75%]
         [$50,000-$99,999]             [4.75%]
        [$100,000-$249,999]            [3.50%]
        [$250,000-$499,999]            [2.50%]
        [$500,000-$999,999]            [2.00%]
       [$1,000,000 and over]*          [0.50%]

      *A withdrawal charge of [0.50%] applied to Gross Purchase Payments subject to a [0.50%] Sales Charge if invested less than [12] months at the time of withdrawal.

                                  FOR INQUIRIES
                               CALL 1-800-996-9786

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.

ACCUMULATION UNIT
A unit of measurement used to compute the portion of the Contract Value attributable to a Variable Portfolio prior to the Annuity Date.

AGE
Age as of last birthday. In the case of a Joint Owner/Annuitant, the age of the older person will be used to determine any age-driven benefit.

ANNUITANT
The natural person or persons whose lives is(are) used to determine the annuity benefits under the Contract. If the Contract is in force and the Annuitant(s) is(are) alive on the Annuity Date, We will begin payments to the Payee. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY DATE
The date on which annuity payments ("income payments") to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER
As specified on the Contract Data Page.

ANNUITY UNIT
A unit of measurement determined on or after the Annuity Date used to compute annuity payments from the Variable Portfolio(s).

BENEFICIARY
The person(s) or entity as named by You at issue to receive the death benefit under this Contract upon your death. You may later change Your Beneficiary in a written request to Us at Our Annuity Service Center.

CONTINUATION DATE
The Date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary's written request to continue the Contract, and (b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CONTRACT DATE
The date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and anniversaries are measured.

CONTRACT VALUE
The sum of: (1) Your share of the Variable Portfolios' Accumulation Unit Values and (2) the value of amounts if any, allocated to any available Fixed Account Options.

CONTRACT YEAR
One year starting from the Contract Date or subsequent contract anniversary in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.

DOLLAR COST AVERAGING (DCA)
An optional program under which You authorize the systematic transfer of specified amounts or percentages from any Variable Portfolio(s) or any available Fixed Account Option into any Variable Portfolio(s) other than the source account.

DUE PROOF OF DEATH
Due Proof of Death means:

            1.    a certified copy of a death certificate; or
            2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
            3. a written statement by a medical doctor who attended the deceased Owner at the time of death; or
            4.    any other proof satisfactory to Us.

FIXED ACCOUNT OPTIONS
The investment options, if available under this Contract, that become part of the Company's general asset account and are credited with a fixed rate of interest declared by the Company. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The amount You have in any Fixed Account Option at any time is a result of any Purchase Payment You have allocated to it or any part of Your Contract Value You have transferred to it.

FIXED ANNUITIZATION
A series of periodic income payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account. This Contract provides several fixed annuity payment options.

GROSS PURCHASE PAYMENTS
Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract. Gross Purchase Payments do not reflect the deduction of the Sales Charge. The amount of Your initial Gross Purchase Payment is shown on the Contract Data Page.

GUARANTEE PERIOD
The period for which interest is credited to amounts allocated to any available Fixed Account Option. We determine in our sole discretion the periods, if any, that will be offered.

IRC
The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT OWNER
Any person named as Joint Owner on the Application or confirmation thereof and listed on the Contract Data Page, unless subsequently changed. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. All references within this contract to Owner will also apply to the Joint Owner.

LATEST ANNUITY DATE
The later of the Owner's 90th birthday or ten years after the Contract Date. In the case where a non-natural person is named the Owner, it is the later of the Annuitant's 90th birthday or ten years after the Contract Date.

NYSE
New York Stock Exchange.

OWNER
The person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

PAYEE
The person receiving payment of annuity benefits under this Contract.

PURCHASE PAYMENTS
Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract. A Purchase Payment corresponds to a Gross Purchase Payment, and equals the Gross Purchase Payment less any applicable Sales Charge.

REQUIRED DOCUMENTATION
Is: (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and, (b) an election form specifying the payment options and (c) any other documentation We may require.

SEPARATE ACCOUNT
A segregated asset account named on the Contract Data Page. The Separate Account consists of several Variable Portfolios, each investing in shares of the Underlying Fund(s) of the trust(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.

SPECIFIED ANNUITY DATE
The anticipated Annuity Date specified by You as shown on the Application. This date may be changed by You in writing prior to the Annuity Date, but in no event can it be later than the Latest Annuity Date. If this date is not specified, the Specified Annuity Date will be the Latest Annuity Date.

SPOUSAL BENEFICIARY
The original deceased Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death who may continue the Contract as the Owner on the Continuation Date.

SUBSEQUENT GROSS PURCHASE PAYMENTS
Gross Purchase Payments made after the initial Gross Purchase Payment.

UNDERLYING FUND
The variable investment options of the trusts in which the corresponding Variable Portfolio(s) invest.

VARIABLE ANNUITIZATION
A series of periodic income payments which vary in amount according to the investment experience of one or more Variable Portfolios, as selected by You. Such payments are made from the Company's Separate Account. This contract provides several variable annuity payment options.

VARIABLE PORTFOLIO
One or more divisions of the Separate Account which provides for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s) of the trusts. A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio. The available Variable Portfolios are shown on the Application or confirmation thereof. Additional Variable Portfolios may become available in the future.

WE, OUR, US, THE COMPANY
First SunAmerica Life Insurance Company.

WITHDRAWAL(S)
Amount(s) withdrawn from the Contract Value including any charges and fees applicable to each such Withdrawal.

YOU, YOUR
The Owner.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments will be allocated in accordance with instructions from You to the Variable Portfolio(s) and/or Fixed Account Option(s), if available. The minimum Purchase Payment that may be allocated to a Variable Portfolio or available Fixed Account Option under the Contract is $100. Subject to prior Company approval, the maximum of all Purchase Payments made to the Contract may not exceed $1,000,000.

DCA FIXED ACCOUNT
Any portion of a Purchase Payment allocated to the DCA Fixed Account Option(s) must be transferred out to the Variable Portfolio(s) within the specified DCA Fixed Account Option period. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Option(s) will be transferred to the DCA target allocation(s) for the program being terminated. Upon annuitization, any amounts remaining in the DCA Fixed Account Option(s) will be applied to a Fixed Annuitization. The unit values credited and applied to Your Contract are determined on each date of transfer. The minimum amount that may be allocated to the 6-month DCA Fixed Account Option is $600. The minimum amount that may be allocated to the $12-month DCA Fixed Account Option is $1,200. If market conditions exist such that we are not able to credit at least the Minimum Guarantee Rate for Fixed Account Options shown on the Contract Data Page, we reserve the right to cease offering DCA Fixed Account Options. We will notify you 30 days before the end of a Fixed Account Option if we exercise this right.

SUBSTITUTION OF VARIABLE PORTFOLIO
If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already purchased, or to be purchased in the future. Substitutions of securities will be carried out in accordance with any applicable state and/or federal laws or regulations.

                             ACCUMULATION PROVISIONS

Prior to the Annuity Date, the Contract Value is the sum of the Separate Account Accumulation Value and the Fixed Account Accumulation Value.

SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Contract shall be the sum of the values of the Accumulation Units held in the Variable Portfolios for the Owner.

NUMBER OF ACCUMULATION UNITS
Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to the sum of each Purchase Payment and/or transfer amount allocated to the Variable Portfolio reduced by premium taxes, if any:

Divided by

The Accumulation Unit Value for that Variable Portfolio for the NYSE business day in which the Purchase Payment or transfer amount is allocated.

The number of Accumulation Units will be reduced for Withdrawals of Contract Value, annuitizations, amounts transferred out of a Variable Portfolio, the Contract Maintenance Fee and applicable charges for elected features as set forth in endorsements to this contract. Reductions will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Variable Portfolio for any NYSE business day is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given NYSE business day of the assets attributable to the Variable Portfolio minus any applicable liabilities other than those owed to the Contractholders;
(2) is the amount equal to the daily Separate Account Charge plus the daily charge for any optional features that impose a daily charge;
(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE
The Fixed Account Accumulation Value, if any, shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), if available, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that You have Contract Value allocated to the Fixed Account Option(s). This amount shall be adjusted for Withdrawals, annuitizations, transfers, the deduction of the Contract Maintenance Fee and any charges for elected optional benefits as applicable. The Fixed Account Accumulation Value shall not be less than the minimum values required by law in the state of New York.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING
The portion of Your Contract Value within the Fixed Account Option(s), if any, is credited with interest at rates guaranteed by Us for the Guarantee Period(s) selected. Interest is credited on a daily basis at the then applicable effective interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which we may offer at any particular time. We reserve the right at any time to add or delete Guarantee Periods. We also reserve the right to cease offering Guarantee Periods if market conditions are such that we are not able to credit the Minimum Guarantee Rate for Fixed Account Options shown on the Contract Data Page. We will notify You 30 days before the end of a Guarantee

Period if we exercise this right. If You have allocated any part of Your initial Purchase Payment to a Guarantee Period, the amount allocated, as well as the duration of the Guarantee Period is shown on the Application as completed by You or confirmation thereof. The interest rate applicable to an allocation of Purchase Payment or transfer of Contract Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Fixed Account Option(s), each allocation or transfer may have a unique effective interest rate associated with that amount. We guarantee the effective annual rate of interest for the Fixed Account Option(s), including any of the Guaranteed Periods. The minimum guarantee rate under Your Contract as referenced on the Contract Data Page is at least equal to the lesser of: (a) 3% per annum; or (b) the three-month average value of the five-year Constant Maturity Treasury Rate reported by the Federal Reserve, rounded up to the nearest 1/4th of 1%, for the second, third and fourth month preceding the first day of the calendar quarter during which the Contract is issued, reduced by 1.25% and where the resulting interest rate is not less than 1%.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

CONTRACT MAINTENANCE FEE
The charge specified on the Contract Data Page, will be deducted on each Contract anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if the Withdrawal is not on the Contract anniversary. We reserve the right to waive the fee for certain Contract Values of $50,000.00 and up.

SALES CHARGE
A Sales Charge may be deducted from each Gross Purchase Payment. The Sales Charge is based on the Gross Purchase Payment and is equal to a percentage of such Gross Purchase Payment at the time it is received. We will not retroactively reduce Sales Charges unless purchase payments are received within 90 days after contract issue. The Sales Charge Schedule is shown on the Contract Data Page.

SEPARATE ACCOUNT CHARGE
This charge, as shown on the Contract Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which the Contract is allocated. This charge compensates Us for mortality and expense risks, distribution, and administration expenses associated with the Contract. We subtract this charge daily.

                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Contract Value from any Variable Portfolio to any other Variable Portfolio(s) or available Fixed Account Options subject to applicable restrictions. The minimum amount that can be transferred is $100 and the amount that can remain in a Variable Portfolio or available Fixed Account Option is $100. We reserve the right to charge a fee, as shown on the Contract Data Page, for transfers if the number exceeds a limit of fifteen (15) in any Contract Year. Automatic asset rebalancing and/or transfers arising out of the DCA program are not counted against the 15 allowable free transfers. We further reserve the right to restrict Your transfer privileges, including possible termination of those privileges if we determine that a pattern of transfers reflects a market timing strategy or is potentially harmful to other contract owners.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN VARIABLE PORTFOLIOS AND FIXED ACCOUNT OPTIONS
Prior to the Annuity Date, transfers are subject to certain restrictions. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s) or any available Fixed Account Option(s) other than the DCA Fixed Account Options. You may also transfer from any available Fixed Account Option(s) to the Variable Portfolio(s) and/or any available Fixed Account Option(s) of the Contract. A transfer from a Variable Portfolio will result in the redemption of Accumulation Units in that Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio. Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer.

After the Annuity Date, transfers into and out of any available Fixed Account Option(s) are not allowed. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s). A transfer will result in the redemption of Annuity Units in a Variable Portfolio and the purchase of Annuity Units in the other Variable Portfolio. Transfers will be effected on the last NYSE business day of the month in which We receive Your request for the transfer.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while You are living, You may withdraw all or part of Your Contract Value under this Contract by informing Us in writing at Our Annuity Service Center, subject to the requirement that the amount remaining after the withdrawal must be at least $500. For a full withdrawal, this Contract must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn $1,000, subject to the minimums set forth by the laws of the State of New York.

Unless You tell Us otherwise in writing, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Fixed Account Option(s) and the Variable Portfolios. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and (in the case of a full withdrawal) the Contract, are received at Our Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

For the purposes of determining the amount of any applicable withdrawal charge, Withdrawals are assumed to be taken from earnings first, then Purchase Payments. Purchase Payments are assumed to be withdrawn on a first-in-first-out (FIFO) basis. The withdrawal charge is shown on the Contract Data Page.

Unless otherwise required, for the purposes of determining tax liability under the IRC, Withdrawals of Contract Value are treated on a last-in-first out (LIFO) basis.

SYSTEMATIC WITHDRAWAL PROGRAM
On or before the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your account monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is $100, provided the Contract Value amount remaining after withdrawal is $500. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

                                DEATH PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time, and complies with requirements set forth by the laws of the State of New York. If the Contract is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of any Owner.

DEATH OF OWNER BEFORE THE ANNUITY DATE
We will pay a death benefit to the Beneficiary upon Our receiving all Required Documentation. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following options:

      1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or
      2. Collect the death benefit in the form of one of the Annuity Payment Options. If an Annuity Payment Option is desired, an option must be elected within 60 days of Our receipt of: (a) Due Proof of Death of the Owner; (b) an election form specifying the payment option; and
            (c) any other documentation We may require. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this option must commence within one year after the Owner's death, otherwise, the death benefit will be paid in accordance with option 1 above; or
      3. If eligible, continue the Contract as the Spousal Beneficiary. If this option is elected, no death benefit is paid as a lump sum. Instead, on the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary.

You cannot change any elected death benefit option specified on the Contract Data Page. Your Spousal Beneficiary may discontinue any optional death benefit option on the Continuation Date but cannot change the death benefit option elected by you on the Application. Upon the Spousal Beneficiary's death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.

In any event, the entire interest in the Contract will be distributed within five years from the date of death of the Owner unless payment option 2 or 3 was selected under DEATH OF OWNER BEFORE THE ANNUITY DATE.

AMOUNT OF DEATH BENEFIT
If the Owner dies prior to the Annuity Date, the Death Benefit will be the Contract Value as of the later of: (a) the date of death of the Owner; and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

SPOUSAL BENEFICIARY CONTINUATION
On the Continuation Date, the Death Benefit will be the Contract Value as of the later of: (a) the date of death of the Owner; and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

DEATH OF OWNER OR ANNUITANT ON OR AFTER THE ANNUITY DATE
If any Owner or Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, We will pay any remaining guaranteed annuity payments of the selected annuity payment option to the Beneficiary upon Our receipt of all Required Documentation. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY
The Beneficiary is selected by the Owner. While the Owner is living and before the Annuity Date, the Owner may change the Beneficiary by written notice in a form satisfactory to Us. A change in Beneficiary will take effect on the date the notice is signed by the Owner, subject to any action We have taken before receipt of such notice. If two or more persons are named as Beneficiaries under the Contract those surviving the Owner will share equally unless otherwise stated; and each must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. If the Annuitant survives the Owner, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

Joint Owners, if applicable, shall be each other's primary Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person, shall be each other's primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary.

If the Owner is also the Annuitant and there are no surviving Beneficiaries, upon Our receipt of all Required Documentation, We will calculate the Death Benefit and it will be paid to the estate of the Owner in accordance with option 1, under DEATH OF OWNER BEFORE THE ANNUITY DATE.

                               ANNUITY PROVISIONS

ANNUITY DATE
The Owner specifies an anticipated Annuity Date (the date on which the annuity payments are to begin) at the time of application. The Owner may change the Specified Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least thirteen (13) months after the Contract Date but not beyond the Latest Annuity Date. If no Annuity Date is specified on the Application, the Annuity Date will be the Latest Annuity Date, as set by the Company.

PAYMENTS TO OWNER
Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request signed by You filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment. All payments will comply with the laws of the State of New York.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

BETTERMENT OF RATES
The amount of the Owner's monthly payment will be at least equal to the monthly payment produced by the application of an amount equal to the Contract Value of this Contract to purchase any single consideration immediate annuity contract offered by the Company at the same time to the same class of annuitants. We are not currently offering any single premium immediate annuity contracts.

FIXED ANNUITIZATION
If a Fixed Annuitization has been elected, the Contract Value less any applicable premium taxes shall be applied to the payment of the fixed annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Contract. In no event will the Fixed Annuitization be changed once it begins.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each fixed annuity payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization, less any applicable premium taxes, to the annuity table applicable to the fixed annuity payment option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS
(a)   FIRST VARIABLE ANNUITY PAYMENT:  The dollar amount of the first
      Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Portfolio(s), less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity table applicable to the variable annuity payment option chosen. If the Contract Value is allocated to more than one Variable Portfolio, the value of Your interest in each Variable Portfolio is applied separately to the variable annuity payment option table to determine the amount of the first annuity payment attributable to each Variable Portfolio.
(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first annuity payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Date. The number of Annuity Units will not change as a result of investment experience.
(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Portfolio is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Variable Portfolio for the last NYSE business day of the current month.

The Net Investment Factor for any Variable Portfolio for a certain month is determined by dividing (1) by (2) and multiplying by (3) where:
            (1)   is the Annuity Unit Value of the Variable Portfolio determined as of the last business day at the end of that month, and
            (2)   is the Annuity Unit Value of the Variable Portfolio determined as of the last business day at the end of the preceding month.
            (3) is a factor that neutralizes the assumed investment rate of 3.5% per annum upon which the annuity payment tables are based. The monthly factor that neutralizes the assumed investment rate of 3.5% per annum is:
                  {1/[1.035(1/12)]=0.99713732}.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuitization payment future payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) to which Your Purchase Payments are allocated as of the Annuity Date. The amount may change from month to month. The amount of each subsequent payment for each Variable Portfolio is:

The number of Annuity Units for each Variable Portfolio as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Portfolio at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuitization payments will not be affected by variations in expenses or mortality experience.

                               GENERAL PROVISIONS

ENTIRE CONTRACT
The Entire Contract between You and Us consists of this Contract, this Application completed by You and attached to this Contract, and any attached endorsement(s) or rider(s). An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT
If the Owner is an individual, the Owner may change the Annuitant(s) at any time prior to the Annuity Date. To make a change, the Owner must send a written notice to Us at least 30 days before the Annuity Date. This change will become effective on the notice is signed by the Owner, subject to any action We have taken before receipt of such notice. If the Owner is a non-natural person, the Owner may not change the Annuitant.

DEATH OF ANNUITANT
If the natural Owner and Annuitant are different, and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Owner may elect a new Joint Annuitant. However, if the Owner is a non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of the Owner, see DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX
If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment plus interest at the rate of 4% per year will be deducted from the next payment(s) due. Any underpayment plus interest at the rate of 4% per year will be paid in full with the next payment due.

PROOF OF AGE, SEX, OR SURVIVAL
The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS
We may defer making payments from the available Fixed Account Option(s) for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:

(a)   the NYSE is closed;
(b)   trading on the NYSE is restricted;
(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolios or to determine the value of its assets; or
(d) the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

CONFORMITY WITH STATE LAWS
The provisions of this Contract will be interpreted by the laws of the State of New York, the state in which this Contract is delivered. Any provision which, on the Contract Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW
If the laws governing this Contract or the taxation of benefits under the Contract change, We reserve the right to amend this Contract, subject to New York Insurance Department approval, to comply with any changes.

ASSIGNMENT
You may assign this Contract before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment. We reserve the right to not recognize assignments if it changes the risk profile of the Owner of the Contract as determined in Our sole discretion.

CLAIMS OF CREDITORS
To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES
The Company may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE
Any notice We send to You will be sent to Your address shown in the Application unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Contract Data Page.

PERIODIC REPORTS
At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include all transactions which have occurred during the accounting period shown on the statement.

INCONTESTABILITY
This Contract will be incontestable after it has been in force for a period of two years from the Contract Date during your lifetime or during the lifetimes of each of the persons who are required to provide Us with information concerning their age, sex and identity. The incontestability of this Contract applies to any statements You make, except as otherwise stated in the Misstatement of Age or Sex provision. Accurate statements as to Your age, sex and identity are required as a condition of issuing this Contract.

NONPARTICIPATING
This Contract does not share in Our surplus.

WAIVER
Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Contract to the Company at its Annuity Service Center, the Contract Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After one year from the Contract Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 10 years of monthly payments guaranteed.

OPTIONS 1 & 1V - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED
Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2V - JOINT AND SURVIVOR LIFE ANNUITY
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3V - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 10 or 20 years as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4V - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 10 or 20 years, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve-month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us.

                       FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with a guaranteed interest rate of [1.50%], with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Fixed Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

               OPTION 1             OPTION 4                   OPTION 4
                                  LIFE ANNUITY               LIFE ANNUITY
  AGE OF                         (W/120 PAYMENTS           (W/240 PAYMENTS
 ANNUITANT   LIFE ANNUITY          GUARANTEED)               GUARANTEED)

             MALE   FEMALE      MALE        FEMALE        MALE        FEMALE
    55       3.68    3.38       3.64         3.35         3.48         3.27
    56       3.77    3.46       3.73         3.43         3.55         3.34
    57       3.87    3.54       3.82         3.51         3.62         3.40
    58       3.98    3.63       3.92         3.60         3.69         3.47
    59       4.09    3.73       4.02         3.69         3.76         3.54
    60       4.21    3.83       4.13         3.78         3.83         3.62
    61       4.34    3.93       4.24         3.89         3.90         3.69
    62       4.47    4.05       4.36         3.99         3.97         3.77
    63       4.62    4.17       4.49         4.10         4.04         3.84
    64       4.77    4.30       4.62         4.22         4.10         3.92
    65       4.93    4.44       4.76         4.35         4.17         4.00
    66       5.11    4.58       4.90         4.48         4.24         4.07
    67       5.30    4.74       5.05         4.62         4.30         4.15
    68       5.49    4.91       5.20         4.76         4.36         4.22
    69       5.71    5.09       5.36         4.92         4.41         4.29
    70       5.93    5.29       5.53         5.08         4.47         4.36
    71       6.17    5.50       5.70         5.25         4.51         4.42
    72       6.43    5.73       5.87         5.43         4.56         4.48
    73       6.70    5.98       6.05         5.62         4.60         4.53
    74       6.99    6.24       6.23         5.81         4.63         4.58
    75       7.31    6.53       6.41         6.01         4.67         4.62
    76       7.64    6.84       6.59         6.21         4.69         4.65
    77       8.00    7.18       6.78         6.41         4.72         4.69
    78       8.38    7.55       6.96         6.62         4.74         4.71
    79       8.79    7.94       7.13         6.83         4.75         4.74
    80       9.23    8.37       7.31         7.03         4.77         4.75
    81       9.70    8.84       7.47         7.23         4.78         4.77
    82       10.20   9.34       7.63         7.42         4.79         4.78
    83       10.73   9.88       7.78         7.60         4.80         4.79
    84       11.30  10.47       7.93         7.77         4.80         4.80
    85       11.90  11.10       8.06         7.93         4.81         4.80

             OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
   (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

   AGE OF
    MALE
  ANNUITANT                        AGE OF FEMALE ANNUITANT
  ---------                        -----------------------
                  55        60        65       70       75       80       85
     55          3.01      3.18      3.33     3.45     3.54     3.60     3.64
     60          3.12      3.36      3.59     3.78     3.94     4.05     4.12
     65          3.21      3.51      3.83     4.13     4.40     4.61     4.75
     70          3.27      3.63      4.03     4.46     4.89     5.26     5.53
     75          3.32      3.70      4.18     4.74     5.35     5.95     6.45
     80          3.34      3.76      4.29     4.95     5.75     6.62     7.45
     85          3.36      3.79      4.35     5.09     6.05     7.20     8.44

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

   AGE OF
    MALE
  ANNUITANT                         AGE OF FEMALE ANNUITANT
  ---------                         -----------------------
                  55        60        65       70       75       80       85
     55          3.01      3.18      3.33     3.45     3.53     3.59     3.62
     60          3.12      3.36      3.58     3.78     3.93     4.03     4.09
     65          3.21      3.51      3.82     4.12     4.38     4.56     4.67
     70          3.27      3.62      4.02     4.44     4.84     5.16     5.36
     75          3.31      3.70      4.16     4.70     5.26     5.76     6.11
     80          3.33      3.74      4.25     4.88     5.59     6.28     6.80
     85          3.35      3.77      4.31     4.99     5.81     6.66     7.35

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

   AGE OF
    MALE
  ANNUITANT                         AGE OF FEMALE ANNUITANT
  ---------                         -----------------------
                  55        60        65       70       75       80       85
     55          3.00      3.16      3.30     3.39     3.45     3.47     3.48
     60          3.11      3.33      3.53     3.68     3.77     3.81     3.82
     65          3.18      3.46      3.72     3.94     4.08     4.15     4.17
     70          3.23      3.54      3.86     4.14     4.33     4.43     4.46
     75          3.26      3.59      3.94     4.27     4.50     4.62     4.66
     80          3.27      3.61      3.98     4.33     4.58     4.71     4.76
     85          3.27      3.62      3.99     4.35     4.61     4.75     4.80

              OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                       FIXED PAYMENT FOR SPECIFIED PERIOD

   NUMBER       MONTHLY   NUMBER     MONTHLY   NUMBER     MONTHLY   NUMBER    MONTHLY
  OF YEARS      PAYMENT  OF YEARS    PAYMENT  OF YEARS    PAYMENT  OF YEARS   PAYMENT
  --------      -------  --------    -------  --------    -------  --------   -------
                            10         8.96      17        5.55      24        4.13
                            11         8.21      18        5.27      25        3.99
      5          17.28      12         7.58      19        5.03      26        3.86
      6          14.51      13         7.05      20        4.81      27        3.75
      7          12.53      14         6.59      21        4.62      28        3.64
      8          11.04      15         6.20      22        4.44      29        3.54
      9          9.89       16         5.85      23        4.28      30        3.44

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with an effective annual Assumed Investment Rate of 3.50%, with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Variable Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1V& 4V - TABLE OF MONTHLY INSTALLMENTS PER $1,000

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

              OPTION 1V            OPTION 4V                  OPTION 4V
                                 LIFE ANNUITY               LIFE ANNUITY
AGE OF                          (W/120 PAYMENTS            (W/240 PAYMENTS
ANNUITANT   LIFE ANNUITY          GUARANTEED)                GUARANTEED)

            MALE   FEMALE      MALE        FEMALE        MALE         FEMALE
    55      4.80    4.48       4.74         4.45         4.54          4.34
    56      4.89    4.56       4.82         4.52         4.60          4.40
    57      4.99    4.64       4.91         4.60         4.67          4.46
    58      5.09    4.73       5.01         4.68         4.73          4.53
    59      5.21    4.82       5.11         4.77         4.79          4.59
    60      5.33    4.92       5.21         4.86         4.86          4.66
    61      5.45    5.03       5.32         4.96         4.92          4.73
    62      5.59    5.14       5.44         5.06         4.98          4.80
    63      5.73    5.26       5.56         5.17         5.05          4.87
    64      5.89    5.39       5.69         5.29         5.11          4.94
    65      6.06    5.53       5.83         5.41         5.17          5.01
    66      6.24    5.68       5.97         5.54         5.23          5.08
    67      6.43    5.84       6.11         5.67         5.29          5.14
    68      6.63    6.01       6.26         5.82         5.34          5.21
    69      6.84    6.19       6.42         5.97         5.39          5.28
    70      7.07    6.39       6.57         6.12         5.44          5.34
    71      7.32    6.60       6.74         6.29         5.48          5.39
    72      7.58    6.84       6.91         6.46         5.52          5.45
    73      7.86    7.09       7.08         6.64         5.56          5.49
    74      8.16    7.36       7.25         6.83         5.59          5.54
    75      8.47    7.65       7.42         7.02         5.62          5.57
    76      8.82    7.97       7.59         7.22         5.64          5.61
    77      9.18    8.31       7.77         7.41         5.67          5.64
    78      9.57    8.69       7.94         7.61         5.68          5.66
    79      9.99    9.09       8.11         7.81         5.70          5.68
    80      10.43   9.53       8.27         8.00         5.71          5.70
    81      10.91  10.00       8.43         8.19         5.72          5.71
    82      11.42  10.51       8.58         8.38         5.73          5.72
    83      11.96  11.07       8.72         8.55         5.74          5.73
    84      12.53  11.67       8.85         8.71         5.74          5.74
    85      13.15  12.31       8.98         8.86         5.75          5.74

         OPTION 2V - TABLE OF MONTHLY INSTALLMENTS PER $1,000. (MONTHLY
        INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF
   MALE
 ANNUITANT                        AGE OF FEMALE ANNUITANT
 ---------                        -----------------------
               55         60        65       70        75       80        85
    55        4.09       4.25      4.40     4.52      4.62     4.69      4.74
    60        4.20       4.42      4.64     4.84      5.00     5.13      5.21
    65        4.29       4.56      4.87     5.17      5.45     5.67      5.83
    70        4.35       4.68      5.07     5.49      5.92     6.30      6.60
    75        4.40       4.77      5.23     5.78      6.38     6.99      7.50
    80        4.43       4.83      5.34     6.00      6.79     7.66      8.50
    85        4.45       4.87      5.42     6.15      7.10     8.25      9.49

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF
   MALE
 ANNUITANT                         AGE OF FEMALE ANNUITANT
 ---------                         -----------------------
               55         60        65       70        75       80        85
    55        4.08       4.25      4.40     4.52      4.61     4.68      4.71
    60        4.19       4.41      4.63     4.83      4.99     5.10      5.16
    65        4.28       4.56      4.86     5.15      5.41     5.61      5.73
    70        4.35       4.68      5.05     5.46      5.86     6.18      6.40
    75        4.39       4.76      5.20     5.72      6.27     6.76      7.11
    80        4.42       4.81      5.30     5.91      6.60     7.26      7.77
    85        4.44       4.84      5.36     6.03      6.82     7.63      8.29

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

  AGE OF
   MALE
 ANNUITANT                         AGE OF FEMALE ANNUITANT
 ---------                         -----------------------
               55         60        65       70        75       80        85
    55        4.07       4.22      4.36     4.45      4.51     4.53      4.54
    60        4.17       4.38      4.56     4.71      4.80     4.84      4.85
    65        4.25       4.50      4.74     4.95      5.08     5.14      5.17
    70        4.30       4.58      4.88     5.14      5.31     5.40      5.43
    75        4.32       4.63      4.96     5.25      5.46     5.57      5.61
    80        4.34       4.65      4.99     5.31      5.54     5.66      5.70
    85        4.34       4.66      5.00     5.33      5.57     5.69      5.74

              OPTION 5V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                         PAYMENTS FOR A SPECIFIED PERIOD

  NUMBER     MONTHLY    NUMBER   MONTHLY   NUMBER   MONTHLY   NUMBER   MONTHLY
 OF YEARS    PAYMENT   OF YEARS  PAYMENT  OF YEARS  PAYMENT  OF YEARS  PAYMENT
 --------    -------   --------  -------  --------  -------  --------  -------
                          10       8.96      17       5.55      24       4.13
                          11       8.21      18       5.27      25       3.99
     5        17.28       12       7.58      19       5.03      26       3.86
     6        14.51       13       7.05      20       4.81      27       3.75
     7        12.53       14       6.59      21       4.62      28       3.64
     8        11.04       15       6.20      22       4.44      29       3.54
     9        9.89        16       5.85      23       4.28      30       3.44

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
                  A STOCK COMPANY            NEW YORK, NEW YORK



                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT

                                Nonparticipating